Exhibit 1.01

 Conflict Minerals Report 2017 Vodafone Group Plc

 Vodafone Conflict Minerals Report 2017 587507524 iStock This Conflict Minerals Report for the year ended 31 December 2017 is presented by Vodafone Group Plc (‘Vodafone’ or ‘the Company’) in accordance with Rule 13p-1 (the ‘Rule’) under the US Securities Exchange Act of 1934 (the ‘Exchange Act’). The Rule applies to companies required to file reports with the US Securities and Exchange Commission (the ‘SEC’) under Section 13(a) or 15(d) of the Exchange Act if any of the products they manufacture or contract to manufacture contain conflict minerals necessary to the functionality or production of the product (‘in-scope products’). As defined by the content requirements of SEC Form SD, ‘conflict minerals’ include cassiterite, columbite-tantalite (coltan), wolframite and/ or gold, and the metals derived from these minerals – tin, tantalum, tungsten and gold respectively (each a ‘3TG’ metal). Please refer to the requirements of SEC Form SD for definitions of many of the terms used in this report, including ‘Covered Countries’ (Democratic Republic of Congo (‘DRC’) or an adjoining country). Company overview Vodafone is one of the world’s largest communications companies and provides a wide range of services including voice, messaging, data and fixed communications. Vodafone has mobile operations in 25 countries, partners with mobile networks in 46 more, and has fixed broadband operations in 18 markets. As of 31 March 2018, Vodafone had 535.8 million mobile customers and 19.7 million fixed broadband customers, including India and all of the customers in Vodafone’s joint ventures and associates. Vodafone generated revenues of €46.6 billion in the financial year ended 31 March 2018. Vodafone’s American Depositary Shares are listed on the NASDAQ Stock Market LLC (‘NASDAQ’). The Company is subject to the NASDAQ listing rules and files reports with the SEC under Section 13(a) of the Exchange Act. Vodafone uses electronic equipment in its operations and sells products, such as mobile phones, tablets, SIM cards, broadband routers, TV set-top boxes and Internet of Things devices, to customers. In addition, the Company’s Vodafone Automotive business sells products such as antitheft, parking assistance and telematics systems to vehicle manufacturers. Vodafone Automotive includes a small technology device manufacturing operation, based in Italy, and many of the products sold by this part of the business are manufactured by Vodafone.

 The majority of the products sold by Vodafone are not manufactured by the Company but are purchased from suppliers. In some cases, Vodafone contracts to manufacture products from suppliers. Vodafone does not directly own or operate large factories or other production facilities with the exception of the Vodafone Automotive plant in Italy. The Company offers customers a range of smartphones and tablets that carry the Vodafone logo. However, those devices are designed and manufactured on Vodafone’s behalf by suppliers – known as original design manufacturers (ODMs) – which are contracted to design and make products according to Vodafone’s specifications. Vodafone does not own, operate or control the manufacturing plants that make those ODM Vodafone-branded devices. Where Vodafone contracts to manufacture products from suppliers, the Company has a limited degree of influence over the manufacturing of the product, such as certain aspects of the materials, parts or components to be included in the product. Of the billions of euros Vodafone spends each year with many thousands of suppliers, products identified as in-scope products according to the Rule (see Applicability below) only account for a small proportion (less than 1%) of the Company’s total expenditure on electronic equipment. Electronic products contain numerous components that may contain one or more of the 3TG metals. For example, tin is often used as a soldering material for electronic components, and gold and tantalum are typically used in components such as connectors or capacitors. These metals come from many different smelters and refiners in a complex and often opaque supply chain. Both the smelters and refiners, and the mines from which minerals are originally sourced, are many steps away from Vodafone in the supply chain. Applicability Vodafone conducts an annual analysis of procurement and manufacturing activities to identify (i) product categories likely to include products that contain 3TG metals (through its supplier qualification process) and (ii) whether such products were likely to be ones that Vodafone contracts to manufacture (or, in the case of Vodafone Automotive products, manufactures) and are therefore in-scope products. For Vodafone Automotive products, the Company also checked whether components are listed as including 3TG metals on the automotive industry’s International Material Data System. For the year ended 31 December 2017, Vodafone identified seven types of product categories that it considered likely to include in-scope products: (i) selected handsets purchased from ODMs; (ii) connected home devices (i.e. routers, modems, set-top boxes and femtocells); (iii) datacards (i.e. mobile broadband dongles); (iv) Internet of Things tracker devices; (v) vehicle antitheft systems, such as alarm sirens and intrusion sensors; (vi) parking assistance products, such as sensors and electronic units that assist drivers in parking their vehicles; and (vii) telematic control units for vehicles, such as tracking systems based on GSM and GPS technologies. Through this applicability assessment, Vodafone identified 110 in-scope products and product types1 that were purchased or technically accepted (the point at which Vodafone operating companies can begin ordering products from suppliers and selling them on to customers) by the Company during the year ended 31 December 2017. The Company sourced in-scope products, or components for in-scope products, from 104 suppliers (‘in-scope suppliers’) in the year ended 31 December 2017. Due diligence framework In accordance with the Rule, Vodafone carried out a ‘Reasonable Country of Origin Inquiry’ (‘RCOI’) and due diligence process to determine the origin of 3TG metals used in its in-scope products. The due diligence process was designed to conform with the internationally recognised framework set out in the Organisation for Economic Co-operation and Development (‘OECD’) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (‘OECD Framework’). Consistent with the OECD Framework, Vodafone’s due diligence process included the five steps outlined below. Step 1: Establish Company management systems Vodafone has taken steps to establish Company management systems in line with Step 1 of the OECD Framework. These are summarised below. • Adopted a policy – Vodafone has established a policy related to the sourcing of conflict minerals. • Structured internal management to support supply chain due diligence – Overall accountability for implementation of the policy lies with the Company’s Group Chief Commercial Operations and Strategy Officer, who sits on Vodafone’s Group Executive Committee. The policy is overseen by Vodafone’s Group Product and Services Director, who leads the function responsible for sourcing mobile phones, tablets, set-top boxes and other such devices. Implementation of due diligence activities is supported by representatives from the Group’s corporate functions that provide legal and subject matter expertise as well as Vodafone’s procurement teams that manage relationships with in-scope suppliers. • Established a system of controls and transparency over the mineral supply chain – Vodafone has established a process to identify in-scope suppliers (as outlined in the Applicability section above). A clause on conflict minerals is included in all Vodafone’s contracts with in-scope 1 Products with small variations (colour, software, etc.) have been counted as one product type. All of the components of those products have been included within the conflict minerals due diligence.

 suppliers, including the existing supplier contracts with Vodafone Automotive, which have been updated during the year ended 31 December 2017 to include the Company’s clause on conflict minerals. The clause requires each of these suppliers to use its best endeavours to determine the origin of conflict minerals by using an internationally recognised due diligence framework (OECD Framework). The identified in-scope suppliers must report on their progress through the Responsible Minerals Initiative (‘RMI’) Conflict Minerals Reporting Template (the ‘CMRT’), which they are required to complete on an annual basis. The RMI (formerly the Conflict-Free Sourcing Initiative) is an industry initiative that Vodafone participates in to support the collection of information, increase transparency and establish a chain of custody over the mineral supply chain, as explained later. The CMRT is designed to identify the smelter/refiner(s) from which any 3TG metals in each in-scope product are sourced. • Strengthened engagement with suppliers – Vodafone engages with in-scope suppliers by raising awareness of the Company’s processes and requirements and helping suppliers understand how to meet the requirements of the contract clause on conflict minerals. Vodafone also shares best practice advice on how to complete the CMRT and apply lessons learned from the previous year’s disclosure process. In addition, the Company provides a dedicated point of contact within Vodafone to respond to suppliers’ questions on conflict minerals reporting. • Provided a Company-level grievance mechanism – Vodafone’s established Speak Up process (as outlined in the Company’s Code of Conduct) can be used by employees, contractors, suppliers’ employees or contractors, business partners or any other individual or organisation with concerns to report, anonymously if they prefer, allegations of illegal or unethical practices or breaches of Vodafone’s Code of Conduct and policies, including those related to conflict minerals. Step 2: Identify and assess risks in the supply chain Vodafone undertook the following measures to identify and assess conflict mineral risk in its supply chain: • requested that all 104 suppliers of in-scope products (identified through the applicability assessment outlined above) complete the CMRT; • analysed supplier responses to the CMRT and followed up with suppliers to assess risk where any ‘red flags’ were raised; and • compared smelters and refiners identified in supplier responses with the RMI list of certified Responsible Minerals Assurance Process (‘RMAP’) (formerly the Conflict-Free Smelter Program) conformant smelters2. 494676171 iStock 2 ‘RMAP Conformant’ smelters or refiners have successfully completed an RMAP audit and maintain good standing in the programme through a continual validation process. They have the systems and processes in place to support responsible sourcing of raw materials and can provide evidence to support their sourcing activities.

 Step 3: Design and implement a strategy to respond to identified risks Measures taken by Vodafone to design and implement a strategy to respond to identified risks as part of the Company’s due diligence process include: • reviewing supplier responses to the CMRT and following up with suppliers to request clarification or more complete responses, where necessary; • engaging with suppliers where any ‘red flags’ were raised to discuss the risks identified and request suppliers’ commitment to corrective actions to manage these risks, including a commitment to improve data quality; • commissioning a third-party adviser on conflict minerals to review Vodafone’s due diligence framework and identify opportunities to improve the Company’s management systems; • asking in-scope suppliers to reach out to higher-risk non-conformant smelters that they have identified as being within Vodafone’s supply chain to encourage the smelters to participate in the RMI RMAP process; and • participating in industry efforts to support the responsible sourcing of minerals through the RMI, which works to validate smelters and refiners as conflict free and assists companies in making informed decisions about conflict minerals in their supply chain. Vodafone is a member of the RMI and the Company’s unique RMI membership identity code is VODA. Participating in the Responsible Minerals Initiative As outlined in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the internationally recognised standard on which Vodafone’s system is based), Vodafone supports an industry initiative that audits smelters’ and refiners’ due diligence activities. That industry initiative is the Responsible Minerals Initiative (‘RMI’), formerly the Conflict-Free Sourcing Initiative. The data that informs certain statements in this declaration was obtained through the Company’s membership in the RMI, using the Reasonable Country of Origin Inquiry report for the member listed as VODA. Step 4: Carry out independent third-party audits of smelter and refiner due diligence practices Vodafone does not directly purchase raw minerals, ores or 3TG metals and is many steps removed from the mines, smelters and refiners that supply the minerals, ores and 3TG metals contained in the Company’s products. Vodafone’s due diligence efforts therefore rely on cross-industry initiatives, such as the RMI, to conduct audits of smelters’ and refiners’ due diligence practices. Step 5: Report annually on supply chain due diligence In accordance with the Rule and the OECD Framework, this report is publicly available online. Determination As Vodafone does not directly purchase raw minerals, ores or 3TG metals, the Company must rely on its direct (‘Tier 1’) suppliers to gather information about smelters and refiners in its supply chain. Vodafone received CMRT responses for the year ended 31 December 2017 from all 104 in-scope suppliers (100%). One supplier did not provide a response for one of its in-scope products and therefore the responses received covered 99% of in-scope products. Approximately 48% of in-scope suppliers submitted data on a product level, reporting on the 3TG smelters and refiners used specifically for the products that Vodafone contracted each supplier to manufacture. This represents a significant improvement from the year ended 31 December 2016, when the majority of suppliers submitted data on a company level rather than a product level. Engaging with suppliers to provide CMRT information on smelters and refiners at product level is part of the Company’s commitment to continuous improvement in conflict minerals due diligence. The data in the table on the next page shows what Vodafone has ascertained on the basis of the responses received from in-scope suppliers. Approximately 72% of in-scope suppliers have identified all smelters supplying 3TG metals in their supply chain. The proportion of identified smelters that are on the RMAP list of known smelters increased to 73% in the year ended 31 December 2017. Of these, 55% are certified as RMAP conformant, a decline from 59% in the year ended 31 December 2016 as a result of an increase in the number of ‘known’ smelters in the data received by Vodafone and a slight decrease in the number of RMAP-conformant smelters. The number of smelters identified as sourcing from Covered Countries increased to 26 in the year ended 31 December 2017, compared with seven in the year ended 31 December 2016, as a result of additional smelter details being included in suppliers’ responses to Vodafone. The proportion of these smelters that are RMAP conformant has increased to 85% (22 out of these 26) in the year ended 31 December 2017. Four smelters were identified as sourcing from Covered Countries but were not RMAP conformant. Of these, one ceased operating in 2015 and three appear on the RMAP’s list of known smelters but are non-conformant. Vodafone will engage with in-scope suppliers that have identified the three non-conformant smelters as being within their supply chain to encourage progress towards RMAP conformance for these smelters. Although the data provided by suppliers continues to improve, there are still gaps in the information provided where sub-tier suppliers have failed to provide details for all components. Responses from suppliers showed that there are still significant challenges relating to information about the country of origin of 3TG metals and the smelters and refiners from which 3TG metals were sourced, as this information is often unavailable, incomplete or potentially erroneous. Vodafone will continue engaging with suppliers to improve the completeness and quality of information provided. Based on the RCOI enquiry and due diligence efforts described above, Vodafone has determined that some conflict minerals contained in in-scope products originated in Covered Countries. As a result of the incompleteness of some suppliers’ responses received so far through the Company’s ongoing due diligence programme, Vodafone is unable to determine the origin of all conflict minerals contained in all of its in-scope products. Nonetheless, Vodafone has made a reasonable good-faith effort to collect and evaluate the information concerning 3TG smelters and refiners on the basis of the information provided by its suppliers. Continuous improvement efforts to mitigate risk To enhance the due diligence process and further mitigate any risk that conflict minerals used in the Company’s products may benefit armed groups, Vodafone is taking the following steps: Year ended 31 December 2017 Year ended 31 December 2016 Number of in-scope products 110 111 Number of in-scope suppliers 104 108 In-scope suppliers that provided CMRT responses (%) 100% 100% In-scope suppliers that have their own conflict minerals policy in place (%) 78% 82% In-scope suppliers that have identified all smelters supplying 3TG metals in their supply chain (%) 72% 71% Smelters and refiners identified in supplier responses to date that are on the RMAP list of known smelters (i.e. smelters that have been identified by the RMAP, but may or may not have been certified as conflict free as yet) (%) 73% 64% ‘Known’ smelters and refiners identified by the supplier responses that are certified as RMAP conformant (%) 55% 59% Smelters and refiners identified as sourcing from Covered Countries 26 7 Smelters and refiners that have been identified as sourcing from Covered Countries that are certified as RMAP conformant (%) 85% (22 out of 26) 57% (4 out of 7) • seeking commitments from suppliers to implement further improvements in relation to due diligence processes, including asking them to reach out to higher-risk non-conformant smelters identified in the Company’s supply chain to encourage these smelters to undergo an RMAP audit; and • continuing to participate in industry efforts to address issues related to conflict minerals in supply chains, including increasing the number of smelters certified as conflict free through the RMAP. 165512573 iStock